EXHIBIT 3.1

CERTIFICATE OF CORRECTION

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Vycor Medical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.

The name of the corporation is Vycor Medical, Inc.

2.

That a Certificate of Amendment of Certificate of Incorporation of Vycor Medical, Inc. was filed by the Secretary of State of Delaware on January 11, 2013 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.

The inaccuracy or defect of said Certificate is that the Certificate omitted to state that the corporation had taken action to reduce its authorized capital concurrent with the Reverse Stock Split described in the Certificate.  In fact, the corporation had taken action to reduce the total number of shares of all classes of stock which the corporation shall have the authority to issue to 35,000,000 shares, of which 25,000,000 shares, par value $0.0001 shall be designated as Common Stock and 10,000,000 shares, par value $0.0001 shall be designated as Preferred Stock, with such reduction to be implemented concurrent with the effectiveness of the Reverse Split.

4.

Paragraph 2 of the Certificate is corrected to read as follows:

ARTICLE “FOURTH” of the Corporation’s Certificate of Incorporation shall be amended by changing ARTICLE FOURTH, Subparagraph (a) to read as follows:

“(a) Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 35,000,000, of which 25,000,000 shares, par value of $0.0001 shall be designated as Common Stock ("Common Stock"), and 10,000,000 shares, par value of S0.0001, shall be designated as Preferred Stock ("Preferred Stock").”

ARTICLE "FOURTH" of the Corporation's Certificate of Incorporation shall be amended to include the following language to the end of such PARAGRAPH "FOURTH", subject to compliance with applicable law:

"Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this amendment to the Corporation's Certificate of Incorporation, as amended, each 150 shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the

Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above."

The effective date of this Amendment (“Effective Date”) is January 11, 2013.  From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 27th day of February, 2014.

By:  /s/ David Cantor

Name:  David Cantor

Title:  President